Exhibit 99.1

Tesoro Logistics to Acquire Alaska Storage and Terminalling Assets from Tesoro Corporation

SAN ANTONIO—July 1, 2016—Tesoro Logistics LP (NYSE:TLLP) has agreed to acquire storage and terminalling assets in Alaska owned by subsidiaries of Tesoro Corporation (NYSE:TSO, Tesoro), for a total consideration of $444 million. The Alaska Storage and Terminalling Assets include crude oil and refined product storage at Tesoro’s Kenai Refinery and two refined product terminals. The assets are expected to provide annual net earnings of $36 million and annual EBITDA of $51 million.

“The acquired assets serve as a critical component in the Alaska supply chain and enable TLLP to provide an integrated, full-service logistics solution in the region while contributing stable fee-based cash flows,” said Greg Goff, TLLP’s Chairman and Chief Executive Officer. “We remain committed to achieving our 2017 target of $650 million in net earnings and $1 billion of annual EBITDA and expect this transaction to be immediately accretive to unitholder distributions.”

The Alaska Storage and Terminalling Assets include:

•	Storage: Crude oil, feedstock and refined product storage tanks with a combined capacity of approximately 3.5 million barrels in Kenai, Alaska, with connectivity with TLLP’s Tesoro Alaska Pipeline and Nikiski Products Terminal and Tesoro’s Kenai Refinery

•	Terminals: Refined product terminals in Anchorage and Fairbanks with combined storage capacity of over 600,000 barrels, expected throughput of 10,400 barrels per day and rail loading of 7,000 barrels per day

The transaction is expected to close in two stages. The storage portion of the acquisition closed today. The acquisition of the Anchorage and Fairbanks terminals is expected to close in the third quarter once the Consent Decree with the State of Alaska becomes effective. This agreement is related to Tesoro’s acquisition of certain Flint Hills Resources Alaska assets, which closed on June 20, 2016.

The acquisition price of $444 million includes cash of $400 million and the issuance of common and general partner units to Tesoro, valued at approximately $44 million.

In consideration for the first closing (storage assets), TLLP paid $266 million, financed with $239 million of borrowings on the TLLP’s revolving credit facility and $27 million of common and general partner units to Tesoro. The equity consideration was based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing, or $48.06 per unit, with 390,282 units in the form of common units and 162,375 units in the form of general partner units.

In consideration for the second closing (terminal assets), TLLP will pay $178 million, including $160 million of cash and $18 million of common and general partner units to Tesoro. The cash consideration is expected to be borrowed on TLLP’s revolving credit facility and the equity consideration will be based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing.

In connection with the acquisition, Tesoro and TLLP entered into storage and throughput and use agreements. The storage agreement requires Tesoro to pay a monthly fee to reserve the existing shell capacity of the dedicated storage tanks and the terminalling throughput and use agreement includes a minimum throughput commitment. In conjunction with the second closing, TLLP expects to amend the fee structure in the throughput and use agreement for its current Anchorage and Nikiski terminals to reflect current market rates and the provision of distribution scheduling and customer service functions.

About Tesoro Logistics LP

Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things: expected annual net earnings and EBITDA from the Alaska Storage and Terminalling Assets; their contribution to TLLP in servicing the Alaska supply chain and creating stable, fee-based cash flows; our expectations regarding the transaction being immediately accretive to unitholder distributions; expected throughputs and rail loadings; our expectations regarding the closing date for the second stage of the transaction; and our expectation regarding the agreements that Tesoro and TLLP will enter into in connection with the second stage closing. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP

RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP

(Unaudited) (In millions)

TLLP Annual Expected EBITDA Contribution from Drop Down
Reconciliation of Forecasted Net Earnings to Annual Expected EBITDA:
Forecasted net earnings	$36
Add: Depreciation and amortization expenses	4
Add: Interest and financing costs, net	11

Annual Expected EBITDA	$51

TLLP 2017 Projected Annual EBITDA
Reconciliation of Projected Net Earnings to Annual Expected EBITDA:
Projected net earnings	$650
Add: Depreciation and amortization expenses	175
Add: Interest and financing costs, net	175

Projected Annual EBITDA	$1,000

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